Exhibit 2.1

Execution Version

SEVENTH AMENDMENT TO THE AGREEMENT AND PLAN OF MERGER

THIS SEVENTH AMENDMENT TO THE AGREEMENT AND PLAN OF MERGER is made as of September 19, 2024 (this “Amendment”) by and among Battalion Oil Corporation, a Delaware corporation (the “Company”), Fury Resources, Inc., a Delaware corporation (“Parent”), and San Jacinto Merger Sub, Inc., a Delaware corporation (“Merger Sub”).

WHEREAS, the Company, Parent and Merger Sub are parties to that certain Agreement and Plan of Merger, dated as of December 14, 2023 (the “Agreement”), which was amended pursuant to that certain First Amendment to the Agreement and Plan of Merger, dated as of January 23, 2024, that certain Second Amendment to the Agreement and Plan of Merger, dated as of February 6, 2024, that certain Third Amendment to the Agreement and Plan of Merger, dated as of February 16, 2024, that certain Fourth Amendment to the Agreement and Plan of Merger, dated as of April 16, 2024, that certain Fifth Amendment to the Agreement and Plan of Merger, dated as of June 10, 2024, and that certain Sixth Amendment to the Agreement and Plan of Merger, dated as of September 11, 2024;

WHEREAS, Parent has proposed certain changes to the terms and conditions of the Agreement (the “Revised Proposal”), which included, among other things, (a) a reduction in the Merger Consideration from $9.80 to $7.00, and (b) changes to the Preferred Stock Transactions such that (i) Gen IV Investment Opportunities, LLC and its Affiliates that directly or indirectly hold any shares of Common Stock or Preferred Stock would be included as Insider Stockholders for purposes of the Agreement, (ii) each of the Insider Stockholders will contribute and/or sell to Parent, prior to the Effective Time, all of the issued and outstanding shares of Preferred Stock held by them in exchange for shares of Parent Preferred Stock, (iii) the Contribution Agreement would be amended and restated to reflecting the modifications contemplated by the foregoing clauses (ii) and (iii), and (iv) the Purchase Agreement would be terminated in accordance with its terms by the parties thereto and no longer of any force or effect;

WHEREAS, pursuant to and in accordance with Section 14 of the Voting Agreement, the parties thereto have waived, in writing, the termination of the Voting Agreement under Section 4(c) thereof such that that Voting Agreement shall remain in full force and effect notwithstanding the effectiveness of this Amendment and the terms and conditions of the Agreement as amended by this Amendment;

WHEREAS, after reviewing and considering the terms and conditions of the Revised Proposal, the Company Special Committee has unanimously (a) determined that this Amendment and the Transactions, as revised pursuant to the Revised Proposal, are advisable and fair to, and in the best interests of, the Company and its Unaffiliated Company Stockholders, (b) recommended that the Company Board approve this Amendment and the Transactions, as revised pursuant to the Revised Proposal, and determine that this Amendment and the Transactions, as revised pursuant to the Revised Proposal, are advisable, fair to, and in the best interest of the Company and the Unaffiliated Company Stockholders, and (c) recommended that, subject to the Company Board’s approval, the Company Board submit the Agreement, as amended by this Amendment, to the Company’s stockholders for their approval, in each case, on the terms and subject to the conditions of the Agreement, as amended by this Amendment;

WHEREAS, the Company Board, after considering the recommendation of the Company Special Committee and the terms and conditions of the Revised Proposal, has unanimously (a) determined that this Amendment and the Transactions, as revised pursuant to the Revised Proposal, are advisable and fair to, and in the best interests of, the Company and its stockholders, including the Unaffiliated Company Stockholders, (b) declared it advisable to enter into this Amendment, (c) approved the execution, delivery and performance by the Company of the Amendment and the consummation of the Transactions, as revised pursuant to the Revised Proposal, (d) resolved to recommend that the stockholders of the Company adopt the Agreement, as amended by this Amendment, and (e) directed that the Agreement, as amended by this Amendment, be submitted to the Company’s stockholders for their approval, in each case, on the terms and subject to the conditions of the Agreement, as amended; and

WHEREAS, in connection with the Revised Proposal, the Company, Parent and Merger Sub desire to amend certain terms of the Agreement to the extent provided herein.

NOW, THEREFORE, in consideration of foregoing and the mutual covenants and agreements contained herein, the parties, intending to be legally bound, agree as follows:

1.             Amendments, Generally. Where there is a reference in the Agreement to (a) “the Merger Consideration and the Preferred Stock Merger Consideration”, each such reference shall be amended and restated to read solely as “the Merger Consideration”, (b) “the Merger Consideration or Preferred Stock Merger Consideration, as applicable”, each such reference shall be amended and restated to read solely as “the Merger Consideration”, (c) “Common Stock and Preferred Stock” or “Common Stock or Preferred Stock” in Section 3.1(d) and Section 3.3 of the Agreement, each such reference shall be amended and restated to read solely as “Common Stock”, (d) “Book-Entry Shares and Certificated Shares” or “Book-Entry Shares or Certificated Shares” in Section 3.3 of the Agreement, each such reference shall be amended and restated to read solely as “Book-Entry Shares”, (e) “the Purchase Agreement, the Contribution Agreement” or “the Purchase Agreement and the Contribution Agreement”, each such reference shall be amended and restated to read solely as “the Contribution Agreement”, (f) “the Purchase Agreement”, each such reference is hereby deleted in its entirety, (g) “Preferred Stock Transactions”, each such reference shall be amended and restated as “Preferred Stock Contribution”, and (h) “Purchasers”, each such reference shall be deleted in its entirety.

2.            Amendments to Exhibits.

a.            Exhibit B. Exhibit B of the Agreement is hereby deleted in its entirety.

b.            Exhibit C. (i) The reference to “Exhibit C” in the Recitals to the Agreement is hereby deleted and replaced with “Exhibit B” and (ii) Exhibit C of the Agreement is hereby deleted and replaced in its entirety with the document attached hereto as Exhibit B.

3.            Amendments to Section 1.1.

a.            Definition of “Book-Entry Shares”. The definition of “Book-Entry Shares” in Section 1.1 of the Agreement is hereby amended to delete the words “or Preferred Stock” from such defined term.

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b.            Definition of “Certificated Shares”. The definition of “Certificated Shares” in Section 1.1 of the Agreement is hereby deleted in its entirety.

c.            Definition of “Parent Preferred Stock”. The definition of “Parent Preferred Stock” in Section 1.1 of the Agreement is hereby deleted and replaced in its entirety with the following language: “Parent Preferred Stock”” means shares of Series A Preferred Stock of Parent.”

d.            Definition of “Preferred Stock Financing”. The definition of “Preferred Stock Financing” in Section 1.1 of the Agreement is hereby deleted in its entirety.

e.            Definition of “Preferred Stock Transactions”. The definition of “Preferred Stock Transactions” in Section 1.1 of the Agreement is hereby deleted in its entirety.

f.             Definition of “Company Superior Proposal”. The definition of “Company Superior Proposal” in Section 1.1 of the Agreement is hereby deleted and replaced in its entirety with the following language:

““Company Superior Proposal” means an unsolicited bona fide, written Company Takeover Proposal (with references to twenty percent (20%) and eighty percent (80%) being deemed to be replaced with references to fifty percent (50%), respectively) by a third party, that is fully financed or has fully committed financing, which the Company Board (after considering the recommendation of the Company Special Committee) determines in good faith, after consultation with the Company’s outside legal and financial advisors, to be more favorable from a financial point of view to the Company and its stockholders than the Transactions (including any adjustment to the terms of the Transactions proposed by Parent pursuant to clause (B) of Section 6.4(d) and taking in consideration the timing and likelihood of consummation of such Company Superior Proposal).”

g.            Definition of “Preferred Stock Merger Consideration”. The definition of “Preferred Stock Merger Consideration” in Section 1.1 of the Agreement is hereby deleted in its entirety.

h.            Definition of “Insider Stockholders”. The definition of “Insider Stockholders” in Section 1.1 of the Agreement is hereby deleted and replaced in its entirety with the following language:

“Insider Stockholders” means, collectively, Luminus Management, LLC, Oaktree Capital Management, L.P., Gen IV Investment Opportunities, LLC and each of their respective Affiliates that directly or indirectly hold any shares of Common Stock or Preferred Stock.

4.            Amendment to Section 3.1(b)(i). The reference to “$9.80” in Section 3.1(b)(i) of the Agreement is hereby amended to be “$7.00”.

5.            Amendment to Section 3.1(b)(ii). Section 3.1(b)(ii) of the Agreement is hereby amended and restated in its entirety to read as follows:

“Each share of Common Stock and Preferred Stock held by the Company as treasury stock or held by Parent or Merger Sub (including all shares of Preferred Stock contributed and/or sold to Parent pursuant to the Preferred Stock Contribution), in each case, immediately prior to the Effective Time (the “Canceled Shares”), shall be canceled and retired without any conversion thereof, and no payment or distribution shall be made with respect thereto. For the avoidance of doubt, none of the shares of Preferred Stock subject to the Preferred Stock Contribution shall be entitled to receive the Merger Consideration or any other form of consideration pursuant to this Agreement and shall, immediately prior to the Closing, be contributed and/or sold, directly or indirectly, to Parent (or any of its Affiliates) pursuant to the terms of the Contribution Agreement and treated in accordance with the preceding sentence.”

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6.             Amendment to Section 3.1(b)(iv). Section 3.1(b)(iv) of the Agreement is hereby deleted in its entirety.

7.             Amendment to Section 4.15. The last sentence of Section 4.15 of the Agreement is hereby deleted in its entirety.

8.             Amendment to Section 5.8(a). The reference to “which contemplate the Preferred Stock Financing” in Section 5.8(a) of the Agreement is hereby deleted in its entirety.

9.            Amendment of Section 6.4(a)(i) and (ii). Section 6.4(a)(i) and (ii) of the Agreement are hereby amended and restated in its entirety to read as follows:

“(i)          No Solicitation or Negotiation. Except as expressly permitted by this Section 6.4, from the date hereof until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, the Company shall not, and shall cause each of its Subsidiaries and its and their respective officers and directors, and shall instruct its and its Subsidiaries’ other Representatives not to, directly or indirectly, (A) solicit, initiate, or knowingly encourage or facilitate any proposal or offer or any inquiries regarding the making of any proposal or offer, including any proposal or offer to its stockholders, that constitutes, or could reasonably be expected to lead to, a Company Takeover Proposal, or (B) engage in, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any other Person any information with respect to, any inquiry, proposal or offer that constitutes, or could reasonably be expected to lead to, a Company Takeover Proposal (other than, in response to an unsolicited inquiry that did not arise from a breach of this Section 6.4(a), solely to ascertain facts from the Person making such Company Takeover Proposal consistent with its fiduciary duties about such Company Takeover Proposal and the Person that made it, and to refer the inquiring Person to this Section 6.4). The Company shall, and the Company shall cause its Subsidiaries, and its and their respective officers and directors to, and shall cause its and its Subsidiaries’ other Representatives to, immediately cease any and all existing solicitation, discussions or negotiations with any Persons (or provision of any non-public information to any Persons) with respect to any inquiry, proposal or offer that constitutes, or could reasonably be expected to lead to, a Company Takeover Proposal. The Company shall promptly (1) request in writing that each Person that has heretofore executed a confidentiality agreement within the six (6) month period immediately preceding the date hereof in connection with its consideration of a Company Takeover Proposal or potential Company Takeover Proposal promptly destroy or return to the Company all non-public information heretofore furnished by the Company or any of its Representatives to such Person or any of its Representatives in accordance with the terms of such confidentiality agreement and (2) terminate access to any physical or electronic data rooms relating to a possible Company Takeover Proposal by such Person and its Representatives.”

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10.            Amendment of Section 6.4(b). Section 6.4(b) of the Agreement is hereby amended and restated in its entirety to read as follows:

“Superior Proposals. Notwithstanding anything to the contrary contained in this Agreement, if at any time from and after the date hereof and prior to obtaining the Company Stockholder Approval, the Company receives an unsolicited written Company Takeover Proposal that is not withdrawn from any Person that did not result from a material breach of Section 6.4(a), and if the Company Board (after considering the recommendation of the Company Special Committee) has determined in good faith, after consultation with the Company’s independent financial advisor and outside legal counsel, (i) that such Company Takeover Proposal is bona fide and constitutes or could reasonably be expected to lead to a Company Superior Proposal, and (ii) failure to take the actions set forth in clauses (A) and (B) below would be inconsistent with its fiduciary duties under applicable Law, then the Company and its Representatives may, in response to such Company Takeover Proposal, (A) furnish, pursuant to an Acceptable Confidentiality Agreement, information (including non-public information) with respect to the Company and its Subsidiaries and afford access to the business, properties, assets, books, records or other non-public information, or to any personnel, of the Company or any of its Subsidiaries to the Person that has made such written Company Takeover Proposal and its Representatives (provided that the Company shall, prior to or concurrently with the delivery to such Person, provide to Parent any information concerning the Company or any of its Subsidiaries that is provided or made available to such Person or its Representatives unless such information has been previously provided to Parent) and (B) engage in or otherwise participate in discussions or negotiations with the Person making such Company Takeover Proposal and its Representatives regarding such Company Takeover Proposal; provided that the Company and its Representatives may contact any Person in writing (with a request that any response from such Person is in writing) with respect to a Company Takeover Proposal to clarify any ambiguous terms and conditions thereof which are necessary to determine whether the Company Takeover Proposal constitutes a Company Superior Proposal (without the Company Board (or any committee thereof, including the Company Special Committee) being required to make the determination in the foregoing clauses (i) and (ii)). The Company shall promptly (and in any event within twenty-four (24) hours) notify Parent in writing if the Company Board makes the determinations set forth in this Section 6.4(b), and shall not take any of the actions set forth in clauses (A) and (B) prior to providing such notice.”

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11.            Amendment of Section 6.4(d). The second sentence of Section 6.4(d) of the Agreement is hereby amended and restated in its entirety to read as follows:

“Notwithstanding anything to the contrary set forth in this Agreement, prior to obtaining the Company Stockholder Approval, the Company Board, after considering the recommendation of the Company Special Committee, or the Company Special Committee may, in response to a Company Superior Proposal received by the Company after the date of this Agreement that did not result from a material breach of Section 6.4(a), (x) make a Change of Recommendation, or (y) cause the Company to validly terminate this Agreement in accordance with Section 8.1(d)(ii) in order to enter into a binding Company Acquisition Agreement with respect to such Company Superior Proposal; provided that prior to making such Change of Recommendation or terminating this Agreement in accordance with Section 8.1(d)(ii), (A) the Company shall have given Parent at least five (5) Business Days’ prior written notice of its intention to take such action, including a summary of the material terms and conditions of, and the identity of the Person making any such Company Superior Proposal and contemporaneously provide to Parent a copy of the Company Superior Proposal and a copy of any proposed Company Acquisition Agreement and any other relevant transaction documents, (B) during such five (5)-Business Day period following the date on which such notice is received, the Company shall and shall cause its Representatives to, negotiate with Parent in good faith (to the extent Parent wishes to negotiate) to make such adjustments to the terms and conditions of this Agreement as Parent may propose, (C) upon the end of such notice period (or such subsequent notice period as contemplated by clause (D)), the Company Board (after considering the recommendation of the Company Special Committee) shall have considered in good faith any revisions to the terms of this Agreement proposed in writing by Parent, and shall have determined, after consultation with the Company’s independent financial advisor and outside legal counsel, that the Company Superior Proposal would nevertheless continue to constitute a Company Superior Proposal and the failure to make a Change of Recommendation or terminate this Agreement, as applicable, would be inconsistent with its fiduciary duties under applicable Law, and (D) in the event of any change to any of the financial terms (including the form, amount and timing of payment of consideration) or any other material terms of such Company Superior Proposal, the Company shall, in each case, have delivered to Parent an additional notice consistent with that described in clause (A) above of this proviso and a new notice period under clause (A) of this proviso shall commence (provided that the notice period thereunder shall only be three (3) Business Days) during which time the Company shall be required to comply with the requirements of this Section 6.4(d) anew with respect to such additional notice, including clauses (A) through (D) above of this proviso. Notwithstanding anything to the contrary contained herein, neither the Company nor any of its Subsidiaries shall enter into any Company Acquisition Agreement unless this Agreement has been terminated in accordance with its terms.”]

12.            Amendment of Section 6.10(a)(ix). Section 6.10(a)(ix) of the Agreement is hereby amended and restated in its entirety to read as follows:

“On or before 5:00 p.m. Central Time on the date that is 7 days prior to the anticipated Closing Date, Parent shall deliver to the Company evidence reasonably satisfactory to the Company, including customary bank statements and other records of deposit, that (i) the bank account set forth on Section 6.10(a)(ix) of the Parent Disclosure Letter (the “Additional Financing Bank Account”) contains an amount of cash available for withdrawal equal to or greater than $160,000,000 minus the Initial Escrow Deposit Amount minus the amount of Escrow Funds as of such date and (ii) the Persons authorized to draw on the Additional Financing Bank Account or to have access thereto are solely those Persons set forth on Section 6.10(a)(ix) of the Parent Disclosure Letter (such evidence, the “Evidence of Funding”).  Following Parent’s delivery of such evidence in accordance with the foregoing, Merger Sub shall, and Parent shall cause Merger Sub to, at all times prior to the earlier of the Effective Time and the date on which this Agreement is terminated in accordance with Section 8.1, (A) maintain an amount of cash in the Additional Financing Bank Account available for withdrawal equal to or greater than $160,000,000 minus the Initial Escrow Deposit Amount minus the amount of Escrow Funds as of any such date and (B) not authorize any Person to draw on the Additional Financing Bank Account or otherwise have access thereto unless otherwise consented to in writing by the Company.”

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13.            Amendment of Section 8.1(d)(vii). Section 8.1(d)(vii) of the Agreement is hereby amended and restated in its entirety to read as follows:

“By written notice of the Company, if the Closing shall not have occurred on or before 11:59 p.m. Central Time on November 29, 2024; provided that the right to terminate this Agreement pursuant to this Section 8.1(d)(vii) will not be available to the Company if it has breached in any material respect any provision of this Agreement in any manner that shall have been the primary cause of the failure of the Closing to occur on or before the such date.”

14.            Delivery of Qualifying Additional Financing Documents. As of the date hereof, Parent has delivered Additional Financing Documents to the Company which, in the aggregate, constitute Qualifying Additional Financing Documents. The Company hereby irrevocably waives its right to terminate the Agreement pursuant to Section 8.1(d)(v) thereof.

15.            Updates to Company Disclosure Letter. Prior to the Effective Time, the Company shall have the right (but not the obligation) to update the Company Disclosure Letter to the extent information contained therein or any representation or warranty of the Company becomes untrue, incomplete or inaccurate after the date of the Agreement due to events, circumstances or effects after the date hereof or facts of which the Company becomes aware after the date hereof.

16.            Other Terms.

a.            Interpretation; Effectiveness. The Agreement shall not be amended or otherwise modified by this Amendment except as set forth in Section 1 of this Amendment. The provisions of the Agreement that have not been amended hereby shall be unchanged and shall remain in full force and effect. The provisions of the Agreement amended hereby shall remain in full force and effect as amended hereby. The amendments set forth in herein shall be effective immediately on the date hereof.

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b.            Reference to the Agreement. On and after the date hereof, each reference in the Agreement to “this Agreement,” “hereof,” “herein,” “herewith,” “hereunder” and words of similar import shall, unless otherwise expressly stated, be construed to refer to the Agreement as amended by this Amendment. No reference to this Amendment need be made in any instrument or document at any time referring to the Agreement and a reference to the Agreement in any such instrument or document shall, unless otherwise expressly stated, be deemed to be a reference to the Agreement as amended by this Amendment.

c.            Miscellaneous. The provisions of Sections 9.4 (Counterparts), 9.5 (Interpretation), 9.7 (Governing Law and Venue; Submission to Jurisdiction; Selection of Forum; Waiver of Trial by Jury), 9.9 (Entire Understanding), 9.12 (Severability) and 9.13 (Construction) of the Agreement are incorporated herein by reference and form part of this Amendment as if set forth herein, mutatis mutandis.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed and delivered as of the date first above written.

BATTALION OIL CORPORATION

By:	/s/ Matthew Steele
	Name:	Matthew Steele
	Title:	Chief Executive Officer

[Signature page to Seventh Amendment to Agreement and Plan of Merger]

FURY RESOURCES, INC.

By:	/s/ Ariella Fuchs
	Name:	Ariella Fuchs
	Title:	President and General Counsel

SAN JACINTO MERGER SUB, INC.

By:	/s/ Ariella Fuchs
	Name:	Ariella Fuchs
	Title:	President and General Counsel

[Signature page to Seventh Amendment to Agreement and Plan of Merger]

EXHIBIT B

FORM OF CONTRIBUTION AGREEMENT

(See attached.)

FINAL FORM

AMENDED AND RESTATED CONTRIBUTION, ROLLOVER AND SALE AGREEMENT

This Amended and Restated Contribution, Rollover and Sale Agreement (this “Agreement”), dated as of September [ ], 2024, is made by and among Fury Resources, Inc., a Delaware corporation (“Parent”), and the Rollover Sellers listed on Schedule A attached to this Agreement (the “Rollover Sellers” or the “Sellers”). This Agreement amends and restates in its entirety that certain Contribution, Rollover and Sale Agreement, dated as of December 14, 2023, by and among Parent and the Rollover Sellers.

WHEREAS, on December 14, 2023, Parent, San Jacinto Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), and Battalion Oil Corporation, a Delaware corporation (the “Company”), entered into that certain Agreement and Plan of Merger (as amended to date, the “Merger Agreement”);

WHEREAS, pursuant to the Merger Agreement, Merger Sub will merge with and into the Company (the “Merger”), with the Company continuing as the surviving corporation in the Merger and as a wholly owned subsidiary of Parent;

WHEREAS, immediately prior to the closing of the Merger, but subject to the consummation thereof, each Rollover Seller desires to contribute to Parent all of the shares of (i) Series A Redeemable Convertible Preferred Stock, par value $0.0001 per share (the “Series A Shares”), of the Company, (ii) Series A-1 Redeemable Convertible Preferred Stock, par value $0.0001 per share (the “Series A-1 Shares”), (iii) Series A-2 Redeemable Convertible Preferred Stock, par value $0.0001 per share (the “Series A-2 Shares”), (iv) Series A-3 Redeemable Convertible Preferred Stock, par value $0.0001 per share (the “Series A-3 Shares”), (v) Series A-4 Redeemable Convertible Preferred Stock, par value $0.0001 per share (the “Series A-4 Shares”) and (vi) any new preferred stock, par value $0.0001 per share of the Company (“New Preferred Stock” and, together with the Series A Shares, Series A-1 Shares, Series A-2 Shares, Series A-3 Shares and Series A-4 Shares, the “Company Preferred Stock”), in each case, owned by such Rollover Seller on the date hereof as set forth on Schedule A attached hereto, or acquired by such Rollover Seller after the date hereof and prior to the Rollover and Sale Closing (as defined below), other than any Rollover Excess Shares (as defined below) (collectively, the “Rollover Shares”), in exchange for the number of shares of Series A Preferred Stock (as defined below) of Parent determined as set forth herein in each case, pursuant to and in accordance with the terms of this Agreement (the “Contribution and Rollover”);

WHEREAS, immediately prior to the closing of the Merger, but subject to the consummation thereof, in the event that the aggregate Rollover Value (as defined below) of any Company Preferred Stock, including New Preferred Stock acquired by a Rollover Seller after the date hereof and prior to the Rollover and Sale Closing, when aggregated with the Rollover Value of such Rollover Seller’s Series A Shares, Series A-1 Shares, Series A-2 Shares, Series A-3 Shares and Series A-4 Shares, exceeds such Seller’s Maximum Rollover Amount set forth on Schedule A hereto (such excess Rollover Value, the “Rollover Excess Amount”), then such Rollover Seller shall sell to Parent a number of shares of Company Preferred Stock having an aggregate Rollover Value equal to such Seller’s Rollover Excess Amount (such shares of Company Preferred Stock, “Rollover Excess Shares” and, together with the Rollover Shares, the “Transferred Shares”), in exchange for cash consideration equal to such Rollover Excess Amount, in each case, pursuant to and in accordance with the terms of this Agreement (the transactions described in the foregoing, collectively, the “Preferred Stock Sales”); and

WHEREAS, Parent and the Rollover Sellers intend that the Contribution and Rollover, together with the sale of Common Stock by the Parent for total aggregate cash proceeds (paid to the Parent prior to or concurrently with the Transaction Closing) of at least $160,000,000 (the “Common Equity Investments”), and the initial issuance of shares of Common Stock by Parent to Ruckus Energy Holdings, LLC, a Delaware limited liability company, be treated for United States federal income tax purposes as a transaction described in Section 351 of the Internal Revenue Code of 1986, as amended (the “Code”) (such treatment, the “Intended Tax Treatment”).

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto do hereby mutually covenant and agree as follows:

Article 1
CONTRIBUTION AND ROLLOVER

1.1           Contribution and Rollover.

(a)            Subject to the terms and conditions of this Agreement, concurrently with or immediately prior to the Transaction Closing, and in any case prior to the Effective Time (as defined in the Merger Agreement), each Rollover Seller shall convey, contribute, transfer and assign to Parent, and Parent shall accept, all of the Rollover Shares free and clear of all restrictions, liens or other encumbrances (other than restrictions on transfer under applicable state and federal securities laws).

(b)            In connection with each Rollover Seller’s contribution of such Rollover Seller’s Rollover Shares to Parent, Parent shall, immediately prior to the Transaction Closing and immediately following conveyance, contribution, transfer, assignment and acceptance of the Rollover Shares pursuant to Section 1.1(a), issue to each Rollover Seller a number of shares of Series A Preferred Stock, par value $0.0001 per share, of Parent (“Series A Preferred Stock”), equal to the lesser of such Seller’s (i) aggregate Rollover Value (as of the Rollover and Sale Closing Date) or (ii) Maximum Rollover Amount, as applicable, divided by $1,000 (such shares of Series A Preferred Stock, the “Consideration Shares”), free and clear of all restrictions, liens or other encumbrances (other than restrictions on transfer under the Stockholders’ Agreement, the Restated Certificate, applicable state and federal securities laws, or liens or encumbrances created by or imposed by a Rollover Seller).

(c)            Tax Treatment. The parties shall file all income tax returns in a manner consistent with the Intended Tax Treatment, and no party shall take any position in any income tax return that is inconsistent with the Intended Tax Treatment unless required to do so by a “determination” as defined in Section 1313 of the Code.

(d)            Rollover Value. For purposes of this Agreement and notwithstanding anything in the applicable Certificate of Designations to the contrary, the “Rollover Value” attributable to each Series A Share, each Series A-1 Share, each Series A-2 Share, each Series A-3 Share, each Series A-4 Share and each share of New Preferred Stock is the amount set forth on Schedule A hereto under the heading “Rollover Value.”

1.2           Preferred Stock Sales.

(a)            In the event that the aggregate Rollover Value of any Company Preferred Stock, including New Preferred Stock acquired by a Rollover Seller after the date hereof and prior to the Rollover and Sale Closing, when aggregated with the Rollover Value of such Rollover Seller’s Series A Shares, Series A-1 Shares, Series A-2 Shares, Series A-3 Shares and Series A-4 Shares, exceeds such Seller’s Maximum Rollover Amount, then subject to the terms and conditions of this Agreement, concurrently with or immediately prior to the Transaction Closing, and in any case prior to the Effective Time (as defined in the Merger Agreement), such Rollover Seller shall sell, convey, transfer and assign to Parent all of such Seller’s Rollover Excess Shares, free and clear of all restrictions, liens or other encumbrances (other than restrictions on transfer under applicable state and federal securities laws), in exchange for an amount in cash equal to the Rollover Excess Amount attributable to such Rollover Excess Shares;

(b)            Rollover Excess Amount. For purposes of this Agreement and notwithstanding anything in the applicable Certificate of Designations to the contrary, the “Rollover Excess Amount” with respect to any Rollover Seller shall be an amount equal to the aggregate Rollover Value of all shares of Company Preferred Stock held by such Rollover Seller as of the Rollover and Sale Closing Date (calculated as set forth in Section 1.1(d) and Schedule A hereto) less the Maximum Rollover Amount set forth next to such Rollover Seller’s name on Schedule A hereto; provided that if such amount is a negative number, the “Rollover Excess Amount” for such Rollover Seller shall be deemed to be $0.00.

1.3           Rollover and Sale Closing.

(a)            The date on which the Contribution and Rollover and Preferred Stock Sales close (the “Rollover and Sale Closing”) is referred to as the “Rollover and Sale Closing Date.”

(b)            At the Rollover and Sale Closing:

(i)             Each Rollover Seller shall deliver to Parent duly executed instruments of transfer for such Rollover Seller’s Rollover Shares and, if applicable, Rollover Excess Shares, in form and substance reasonably acceptable to Parent; and

(ii)            Parent shall deliver, or cause to be delivered, to each Rollover Seller, (A) such Rollover Seller’s Consideration Shares and (B) if applicable, an amount equal to such Rollover Seller’s Rollover Excess Amount, by wire transfer of immediately available funds to an account designated in writing by such Rollover Seller not less than two business days prior to the Rollover and Sale Closing Date.

1.4           New Preferred Stock. If any New Preferred Stock is issued to the Sellers after the date hereof and prior to the Rollover and Sale Closing, such New Preferred Stock shall be issued pursuant to a Certificate of Designation in the form attached hereto as Exhibit A (with the conversion price thereof to be calculated based on the trading price of the common stock of the Company immediately prior to such issuance in a manner consistent with the calculation of the conversion prices for the Series A Shares, Series A-1 Shares, Series A-2 Shares, Series A-3 Shares and Series A-4 Shares) (a “New Series Certificate of Designation”), or otherwise pursuant to transaction documents in form and substance reasonably acceptable to Parent.

1.5           Additional Series A Preferred Stock / Common Stock. Parent hereby acknowledges and agrees that:

1.5.1            any sale of Series A Preferred Stock by Parent on or after the date hereof, shall be sold pursuant to the terms and conditions of the form Series A Preferred Stock Purchase Agreement attached hereto as Exhibit B; and

1.5.2            any sale of Common Stock by Parent on or after the date hereof through the Transaction Closing, shall be sold pursuant to the terms and conditions of the form Subscription Agreement attached hereto as Exhibit C.

Article 2
REPRESENTATIONS AND WARRANTIES OF Parent

Parent hereby represents and warrants to each Rollover Seller that, except as set forth on the Disclosure Schedule attached as Schedule B to this Agreement, which exceptions shall be deemed to be part of the representations and warranties made hereunder, the following representations are true and complete as of the date hereof, except as otherwise indicated. The Disclosure Schedule shall be arranged in sections corresponding to the numbered and lettered sections and subsections contained in this Section 2, and the disclosures in any section or subsection of the Disclosure Schedule shall qualify other sections and subsections in this Section 2 only to the extent it is readily apparent from a reading of the disclosure on its face that such disclosure is applicable to such other sections and subsections.

For purposes of these representations and warranties (other than those in Sections 2.2, 2.3, 2.4, and 2.5), the term the “Parent” shall include any subsidiaries of Parent, unless otherwise noted herein.

2.1           Organization, Good Standing, Corporate Power and Qualification. Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to carry on its business as now conducted and as presently proposed to be conducted. Parent is duly qualified to transact business and is in good standing in each jurisdiction in which the failure to so qualify would have a Material Adverse Effect. For purposes of this Agreement, “Material Adverse Effect” means a material adverse effect on the business, assets (including intangible assets), liabilities, financial condition, property or results of operations of the Parent.

2.2           Capitalization.

2.2.1        The authorized capital of Parent consists, immediately prior to the Rollover and Sale Closing, of:

(a)            Not less than 100,000,000 shares of common stock, $0.0001 par value per share (the “Common Stock”). As of the Rollover and Sale Closing, all of the outstanding shares of Common Stock will have been duly authorized, will be fully paid and nonassessable and will have been issued in compliance with all applicable federal and state securities laws. Parent holds no Common Stock in its treasury.

(b)            200,000 shares of Preferred Stock, $0.0001 par value per share (the “Preferred Stock”), all of which have been designated as “Series A Preferred Stock,” none of which are issued and outstanding immediately prior to the Rollover and Sale Closing. The rights, privileges and preferences of the Preferred Stock are as stated in the Restated Certificate and as provided by the Delaware General Corporation Law. Parent holds no Preferred Stock in its treasury.

2.2.2        The issued and outstanding Equity Interests of Parent, the holders of such Equity Interests and the number and class of such interests as of the Transaction Closing are set forth on Section 2.2.2 of the Disclosure Schedule. Except for the conversion privileges of the Series A Preferred Stock to be issued under this Agreement, and Parent’s obligation to consummate the Common Equity Investment, there are no outstanding options, warrants, rights (including conversion or preemptive rights and rights of first refusal or similar rights) or agreements, orally or in writing, to purchase or acquire from Parent, or for Parent to issue, any shares of Common Stock or Preferred Stock, or any Equity Interests. There are no outstanding obligations of Parent (contingent or otherwise) to repurchase, redeem or otherwise acquire, directly or indirectly, any Equity Interests of Parent. Parent is not subject to, and no Person has any right to and, to Parent’s knowledge, there is no condition or circumstance that would reasonably be expected to give rise to or provide a basis for the assertion of a valid claim by any Person to the effect that such Person is entitled to acquire any Equity Interests of Parent. There are no outstanding stock-appreciation rights, stock-based performance units, “phantom” stock rights or other similar contracts or obligations of any character (contingent or otherwise) pursuant to which any Person is or may be entitled to receive any payment or other value based on the revenues, earnings or financial performance, equity value or other attribute of Parent. There are no bonds, debentures, notes or other indebtedness of Parent outstanding having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which any stockholders of Parent may vote. There are no declared or accrued but unpaid dividends or distributions with respect to any Equity Interests of Parent and there is no liability for distributions accrued and unpaid by Parent. Other than this Agreement and the Stockholders’ Agreement, there are no contracts or other agreements between Parent or any of its subsidiaries (on the one hand) and its stockholders or their respective affiliates (on the other hand) regarding the Equity Interests of Parent or otherwise relating to Parent or its subsidiaries or their respective businesses. For purposes of this Agreement, “Equity Interests” means (i) any type of equity ownership interest or voting interest in any Person, including (x) in the case of a corporation, any and all shares (however designated) of capital stock, (y) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of capital stock and (z) in the case of a partnership or limited liability company, any and all partnership or membership interests (whether general or limited), (ii) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, any Person, or any subscriptions, calls, warrants or options of any kind entitling a Person to purchase or otherwise acquire shares, partnership, or membership interests or any other equity securities of any Person (including phantom share, share appreciation, profit participation or other similar rights) and (iii) in any case, any right to acquire, or any securities convertible into or exercisable or exchangeable for, any of the foregoing. For purposes of this Agreement, “Person” means any individual, corporation, partnership, trust, limited liability company, association or other entity.

2.3           Subsidiaries. Merger Sub is the only subsidiary of Parent. Except for Merger Sub, Parent does not currently own or control, directly or indirectly, any interest in any other corporation, partnership, trust, joint venture, limited liability company, association, or other business entity. Parent is not a participant in any joint venture, partnership or similar arrangement. Merger Sub does not own or control, directly or indirectly, any interest in any other corporation, partnership, trust, joint venture, limited liability company, association, or other business entity. Other than the Liabilities of Merger Sub pursuant to the Transaction Agreements and the Merger Agreement (and the other agreements referred to therein and entered into in connection therewith) and any fees, expenses and costs incurred or payable by Merger Sub in connection with the transactions contemplated in the Transaction Agreements and the Merger Agreement (and the other agreements referred to therein and entered into in connection therewith), Merger Sub does not have any Liabilities. For purposes of this Agreement, “Liability” means any obligation, liability, debt, loss, damage, adverse claim, fine, penalty, or deficiency of such Person of any kind, character or description, whether absolute or contingent, accrued or unaccrued, asserted or unasserted, known or unknown, liquidated or unliquidated, due or to become due, fixed or unfixed, disputed or undisputed, joint or several, vested or unvested, executory, determined, determinable or otherwise and regardless of when or by whom asserted, including those arising under any law or any contract, arrangement or undertaking, whether or not the same is required to be accrued on the financial statements of such Person. For purposes of this Agreement, “Transaction Agreements” means this Agreement and the Stockholders’ Agreement.

2.4           Authorization. All corporate action required to be taken by Parent’s Board of Directors and stockholders in order to authorize Parent to enter into this Agreement and the other Transaction Agreements, and to issue the Series A Preferred Stock at the Rollover and Sale Closing and the Common Stock issuable upon conversion of the Series A Preferred Stock, has been taken or will be taken prior to the Rollover and Sale Closing. All action on the part of the officers of Parent necessary for the execution and delivery of this Agreement and the other Transaction Agreements, the performance of all obligations of Parent under this Agreement and the other Transaction Agreements to be performed as of the Rollover and Sale Closing, and the issuance and delivery of the Series A Preferred Stock has been taken or will be taken prior to the Rollover and Sale Closing. This Agreement and the other Transaction Agreements, when executed and delivered by Parent, shall constitute valid and legally binding obligations of Parent, enforceable against Parent in accordance with their respective terms except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or other laws of general application relating to or affecting the enforcement of creditors’ rights generally or (b) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

2.5           Valid Issuance of Shares. The Series A Preferred Stock, when issued and delivered in accordance with the terms and for the consideration set forth in this Agreement, will be validly issued, fully paid and nonassessable and free and clear of all restrictions, liens or other encumbrances (other than restrictions on transfer under the Stockholders’ Agreement, the Restated Certificate, applicable state and federal securities laws, or liens or encumbrances created by or imposed by a Rollover Seller). Assuming the accuracy of the representations of the Rollover Sellers in Section 3 of this Agreement and subject to any filings required by applicable state and federal securities laws, the Series A Preferred Stock will be issued in compliance with all applicable federal and state securities laws. The Common Stock issuable upon conversion of the Series A Preferred Stock has been duly reserved for issuance, and upon issuance in accordance with the terms of the Restated Certificate, will be validly issued, fully paid and nonassessable and free of all restrictions, liens or other encumbrances (other than restrictions on transfer under the Stockholders’ Agreement, the Restated Certificate, applicable state and federal securities laws or liens or encumbrances created by or imposed by a Rollover Seller). Assuming the accuracy of the representations of the Rollover Sellers in Article 3 of this Agreement, the Common Stock issuable upon conversion of the Series A Preferred Stock will be issued in compliance with all applicable federal and state securities laws.

2.6           Governmental Consents and Filings; Consent Generally. Assuming the accuracy of the representations made by the Rollover Sellers in Section 3 of this Agreement, no consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state or local governmental authority is required on the part of Parent in connection with the consummation of the transactions contemplated by this Agreement, except for (a) the filing of the Restated Certificate, which will have been filed as of the Rollover and Sale Closing, and (b) filings pursuant to Regulation D of the Securities Act of 1933, as amended (the “Securities Act”), and applicable state securities laws, which have been or will be made in a timely manner. The execution and delivery by Parent of this Agreement and the other Transaction Agreements, and the performance by Parent of its obligations hereunder and thereunder and the consummation of the transactions contemplated herein and therein by Parent do not and will not violate, conflict with or result in a breach of, or a default under, (i) any provision of Parent’s Restated Certificate or Bylaws (together, “Parent’s Charter Documents”), (ii) any provision of any material agreement or instrument to which Parent is a party or by which it or its property are subject to or bound or affected or (iii) to the knowledge of Parent, any applicable law or regulation.

2.7           Litigation. There is no claim, demand, action, suit, proceeding, arbitration, complaint, charge, inquiry, hearing, order, judgment, temporary or permanent injunction, or investigation pending, threatened in writing, or to Parent’s knowledge, threatened orally, in each case (a) against Parent or Merger Sub or their respective assets or properties, (b) against any officer or director or employee of Parent or Merger Sub arising out of their employment or board relationship with Parent or Merger Sub (as applicable), or (c) that questions the validity of this Agreement or the other Transaction Agreements or the right of Parent to enter into them, or to consummate the transactions contemplated by this Agreement or the other Transaction Agreements. Neither Parent, Merger Sub nor, to Parent’s knowledge, any of their respective officers or directors (in their role as such) is a party or is named as subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality (in the case of officers or directors, such as would affect Parent). There is no action, suit, proceeding or investigation by Parent or Merger Sub pending or which Parent or Merger Sub intends to initiate.

2.8           Compliance with Other Instruments. Neither Parent nor Merger Sub is in violation or default (a) of any provisions of the Parent’s Charter Documents or with respect to Merger Sub, similar governing documents, (b) of any instrument, judgment, order, writ or decree, (c) under any note, indenture or mortgage, (d) under any material contract to which it is a party or by which it is bound, or (e) of any provision of federal or state statute, rule or regulation applicable to Parent or Merger Sub, in the case of sub-clauses (c) or (d), the violation of which would have a Material Adverse Effect. The execution, delivery and performance of this Agreement and the other Transaction Agreements and the consummation of the transactions contemplated by this Agreement and the other Transaction Agreements will not result in any such violation or be in conflict with or constitute, with or without the passage of time and giving of notice, a default under any of the foregoing listed in clauses (a) through (e).

2.9           Rights of Registration and Voting Rights. Except as contemplated in the Stockholders’ Agreement, Parent is not under any obligation to register under the Securities Act any of its currently outstanding Equity Interests or the Series A Preferred Stock. Except as contemplated in the Stockholders’ Agreement, to Parent’s knowledge, no stockholder of Parent has entered into any agreements with respect to the voting or transfer of capital shares of Parent.

2.10         Corporate Documents. The Charter Documents of Parent are in the form provided to the Rollover Sellers.

2.11         No Liabilities. Other than the Liabilities of Parent pursuant to the Transaction Agreements and the Merger Agreement (and the other agreements referred to therein and entered into in connection therewith) and any fees, expenses and costs incurred or payable by Parent in connection with the transactions contemplated in the Transaction Agreements and the Merger Agreement (and the other agreements referred to therein and entered into in connection therewith), Parent does not have any Liabilities.

2.12         CFIUS. The Company does not engage in (i) the design, fabrication, development, testing, production, or manufacture of one or more “critical technologies,” as defined in Section 721 of the Defense Production Act of 1950, as amended, including all implementing regulations thereof (the “DPA”); (ii) the ownership, operation, maintenance, supply, manufacture, or servicing of “critical infrastructure,” as defined in the DPA; or (iii) the maintenance or collection, directly or indirectly, of “sensitive personal data,” as defined in the DPA.

Article 3
REPRESENTATIONS AND WARRANTIES OF THE SELLERS

Each Rollover Seller hereby represents and warrants to Parent, severally and not jointly, as to itself as of the date hereof, that:

3.1           Authorization. Such Seller has full power and authority to enter into this Agreement. This Agreement, when executed and delivered by such Seller and assuming due and valid authorization, execution and delivery hereof by Parent and the other Sellers, will constitute valid and legally binding obligations of such Seller, enforceable against such Seller in accordance with their terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and any other laws of general application affecting enforcement of creditors’ rights generally, and as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

3.2           Title to Rollover Shares. Such Seller (a) is the sole record and beneficial owner of the Transferred Shares owned by such Rollover Seller as of the date hereof as set forth opposite such Seller’s name on Schedule A, as applicable, attached hereto, and will be the sole record and beneficial owner of any Transferred Shares acquired by such Seller after the date hereof and prior to the closing of the Rollover and Sale Closing, and (b) has, and will have at the Rollover and Sale Closing, good and indefeasible title to all such Transferred Shares, free and clear of all restrictions, liens or other encumbrances (other than restrictions on transfer under the Transaction Agreements or applicable state and federal securities laws), and that such Seller has and will have full authority to surrender all such Transferred Shares pursuant to the terms and conditions of this Agreement. Such Seller will, upon request, execute and deliver any additional documents reasonably deemed appropriate or necessary by Parent in connection with the surrender of the Seller’s Transferred Shares pursuant to the terms and conditions of this Agreement.

3.3           Issued and Outstanding Company Preferred Stock. At the Rollover and Sale Closing, such Seller’s Transferred Shares will constitute one-hundred percent (100%) of the shares of Company Preferred Stock beneficially owned by such Seller.

3.4           Acquisition Entirely for Own Account. This Agreement is made with such Rollover Seller in reliance upon such Rollover Seller’s representation to Parent, which by such Rollover Seller’s execution of this Agreement, such Rollover Seller hereby confirms, that the Series A Preferred Stock to be acquired by such Rollover Seller will be acquired for investment for such Rollover Seller’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that such Rollover Seller has no present intention of selling, granting any participation in, or otherwise distributing the same. By executing this Agreement, such Rollover Seller further represents that such Rollover Seller does not presently have any contract, undertaking, agreement or arrangement with any Person to sell, transfer or grant participations to such Person or to any third Person, with respect to any of the Series A Preferred Stock. Such Rollover Seller has not been formed for the specific purpose of acquiring the Series A Preferred Stock.

3.5           Disclosure of Information. Such Rollover Seller has had an opportunity to discuss Parent’s business, management, financial affairs and the terms and conditions of the Contribution and Rollover with Parent’s management and has had an opportunity to review Parent’s facilities. The foregoing, however, does not limit or modify the representations and warranties of Parent in Section 2 of this Agreement or the right of the Rollover Sellers to rely thereon.

3.6           Restricted Securities. Such Rollover Seller understands that the Series A Preferred Stock have not been, and will not be, registered under the Securities Act, by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of such Rollover Seller’s representations as expressed herein. Such Rollover Seller understands that the Series A Preferred Stock are “restricted securities” under applicable U.S. federal and state securities laws and that, pursuant to these laws, such Rollover Seller may need to hold the Series A Preferred Stock indefinitely unless they are registered with the Securities and Exchange Commission and qualified by state authorities, or an exemption from such registration and qualification requirements is available. Except as set forth in the Stockholders’ Agreement, such Rollover Seller acknowledges that Parent has no obligation to register or qualify the Series A Preferred Stock, or the Common Stock into which they may be converted, for resale. Such Rollover Seller further acknowledges that, except as otherwise set forth in the Stockholders’ Agreement, if an exemption from registration or qualification is available, it may be conditioned on various requirements including, but not limited to, the time and manner of sale, the holding period for the Series A Preferred Stock, and on requirements relating to Parent which are outside of such Rollover Seller’s control, and which Parent is under no obligation and may not be able to satisfy.

3.7           No Public Market. Such Rollover Seller understands that no public market now exists for the Series A Preferred Stock, and that Parent has made no assurances that a public market will ever exist for the Series A Preferred Stock.

3.8           Legends. Such Rollover Seller understands that the Series A Preferred Stock and any securities issued in respect of or exchange for the Series A Preferred Stock, may be notated with one or all of the following legends:

3.8.1         “THE SHARES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO SUCH TRANSFER MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR HOLDER CAN DEMONSTRATE TO THE COMPANY’S REASONABLE SATISFACTION THAT SUCH EXEMPTION FROM REGISTRATION IS AVAILABLE.”

3.8.2        Any legend set forth in, or required by, the Stockholders’ Agreement.

3.8.3        Any legend required by the securities laws of any state to the extent such laws are applicable to the Series A Preferred Stock represented by the certificate, instrument or book entry so legended.

3.9           Accredited Investor. Such Rollover Seller is an accredited investor as defined in Rule 501(a) of Regulation D promulgated under the Securities Act.

3.10         Foreign Investors. If such Rollover Seller is not a United States person (as defined by Section 7701(a)(30) of the Code), such Rollover Seller hereby represents that it has satisfied itself as to the full observance of the laws of its jurisdiction in connection with any invitation to subscribe for the Series A Preferred Stock or any use of this Agreement, including (a) the legal requirements within its jurisdiction for the purchase of the Series A Preferred Stock, (b) any foreign exchange restrictions applicable to such purchase, (c) any governmental or other consents that may need to be obtained, and (d) the income tax and other tax consequences, if any, that may be relevant to the purchase, holding, redemption, sale, or transfer of the Series A Preferred Stock. Such Rollover Seller’s Contribution and Rollover and continued beneficial ownership of the Series A Preferred Stock will not violate any applicable securities or other laws of such Rollover Seller’s jurisdiction.

3.11         CFIUS Foreign Person Status. Such Rollover Seller is not a “foreign person” or a “foreign entity,” as defined in Section 721 of the DPA. Such Rollover Seller is not controlled by a “foreign person,” as defined in the DPA. Such Rollover Seller does not permit any foreign person affiliated with such Rollover Seller, whether affiliated as a limited partner or otherwise, to obtain through such Rollover Seller any of the following with respect to Parent: (a) access to any “material nonpublic technical information” (as defined in the DPA) in the possession of Parent; (b) membership or observer rights on the Board of Directors or equivalent governing body of Parent or the right to nominate an individual to a position on the Board of Directors or equivalent governing body of Parent; (c) any involvement, other than through the voting of shares, in the substantive decision-making of Parent regarding (i) the use, development, acquisition, or release of any “critical technology” (as defined in the DPA), (ii) the use, development, acquisition, safekeeping, or release of “sensitive personal data” (as defined in the DPA) of U.S. citizens maintained or collected by Parent, or (iii) the management, operation, manufacture, or supply of “covered investment critical infrastructure” (as defined in the DPA); or (iv) “control” of Parent (as defined in the DPA).

3.12         No General Solicitation. Neither such Rollover Seller, nor any of its officers, directors, employees, agents, stockholders or partners has either directly or indirectly, including, through a broker or finder (a) engaged in any general solicitation, or (b) published any advertisement in connection with the offer and acquisition of the Series A Preferred Stock.

3.13         Exculpation Among Rollover Sellers. Such Rollover Seller acknowledges that it is not relying upon any Person, other than Parent and its officers and directors, in making its investment or decision to invest in Parent. Such Rollover Seller agrees that neither any Rollover Seller nor the respective controlling Persons, officers, directors, partners, agents, or employees of any Rollover Seller shall be liable to any other Rollover Seller for any action heretofore taken or omitted to be taken by any of them in connection with the acquisition of the Series A Preferred Stock.

3.14         Residence. If such Rollover Seller is an individual, then such Rollover Seller resides in the state or province identified in the address of such Rollover Seller set forth on Schedule A attached hereto; if such Rollover Seller is a partnership, corporation, limited liability company or other entity, then the office or offices of such Rollover Seller in which its principal place of business is identified in the address or addresses of such Rollover Seller set forth on Schedule A attached hereto.

Article 4
closing conditions

4.1           Conditions to Sellers’ Obligations. The obligations of each Seller to deliver such Seller’s Transferred Shares pursuant to the terms of this Agreement are subject to the fulfillment, on or before the Rollover and Sale Closing, of each of the following conditions, unless otherwise waived by the Sellers:

4.1.1        Representations and Warranties. The representations and warranties of Parent contained in Article 2 shall be true and correct in all respects as of the Rollover and Sale Closing.

4.1.2        Performance. Parent shall have performed and complied with all covenants, agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by Parent on or before the Rollover and Sale Closing.

4.1.3        Qualifications. All authorizations, approvals or permits, if any, of any governmental authority or regulatory body of the United States or of any state that are required in connection with the lawful issuance of the Series A Preferred Stock pursuant to this Agreement shall be obtained and effective as of the Rollover and Sale Closing.

4.1.4        Compliance Certificate. The Chief Executive Officer of Parent shall deliver to the Sellers at the Rollover and Sale Closing a certificate certifying that the conditions specified in Sections 4.1.1 and 4.1.2 have been fulfilled.

4.1.5        Board of Directors. As of the Rollover and Sale Closing, the authorized size of the Board of Directors of the Parent (the “Board”) shall be five directors, and the Board shall be constituted as set forth in the Stockholders’ Agreement and the Restated Certificate.

4.1.6        Merger Agreement. All conditions precedent to the closing of the transactions contemplated by the Merger Agreement (the “Transaction Closing”) set forth in the Merger Agreement shall have been satisfied or waived as determined by the parties to the Merger Agreement (other than those conditions which, by their nature, are to be satisfied at the Transaction Closing, but subject to satisfaction or waiver by such party of such conditions as of the Transaction Closing).

4.1.7        Stockholders’ Agreement. Parent, each Rollover Seller (other than the Rollover Seller relying upon this condition to excuse such Rollover Sellers’ performance hereunder), and the other stockholders of Parent named as parties thereto, shall have executed and delivered the Stockholders’ Agreement in the form attached hereto as Exhibit G (the “Stockholders’ Agreement”).

4.1.8           Restated Certificate and Bylaws. Parent shall have adopted and filed with the Secretary of State of the State of Delaware on or before the Closing the Amended and Restated Certificate of Incorporation in the form of Exhibit E attached to this Agreement (the “Restated Certificate”) and shall have amended and restated the Bylaws of Parent in the form attached hereto as Exhibit D.

4.1.9        Secretary’s Certificate. The Secretary of Parent shall have delivered to the Sellers at the Rollover and Sale Closing a certificate certifying (a) the Certificate of Incorporation and Bylaws of Parent as in effect at the Rollover and Sale Closing, (b) resolutions of the Board of Directors of Parent approving this Agreement and the other Transaction Agreements and the transactions contemplated under this Agreement and the other Transaction Agreements, and (c) resolutions of the stockholders of Parent approving the Restated Certificate.

4.1.10      Contemporaneous Issuance. The Common Equity Investments shall have been consummated prior to or concurrently with the Rollover and Sale Closing.

4.1.11      Available Financing. The Chief Executive Officer of Parent shall have delivered to the Sellers two (2) business days prior to the Rollover and Sale Closing a certificate certifying that Parent has sufficient available funds to complete the Transaction Closing and pay, if applicable, the Rollover Excess Amount and such certificate shall include supporting data reflecting such finances, including without limitation, a detailed funds flow, bank account ledger, escrow statements and debt financing commitments.

4.1.12      Capitalization Table. The Chief Executive Officer of Parent shall have delivered to the Rollover Sellers two (2) business days prior to the Rollover and Sale Closing a certificate certifying to the accuracy of a pro forma equity capitalization table of Parent giving effect to the transactions contemplated by this Agreement and the Common Equity Investments, which shall be attached to such certificate and reflect the capitalization table set forth in Section 2.2.2 of the Disclosure Schedule.

4.2           Conditions to Parent’s Obligations. The obligations of Parent to deliver the Series A Preferred Stock and pay the Rollover Excess Amount pursuant to the terms of this Agreement are subject to the fulfillment, on or before the Rollover and Sale Closing, of each of the following conditions, unless otherwise waived by Parent:

4.2.1        Representations and Warranties. The representations and warranties of each Seller contained in Article 3 shall be true and correct in all respects as of the Rollover and Sale Closing other than de minimis changes.

4.2.2        Performance. Each Seller shall have, in all material respects, performed and complied with all covenants, agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by them on or before the Rollover and Sale Closing.

4.2.3        Qualifications. All authorizations, approvals or permits, if any, of any governmental authority or regulatory body of the United States or of any state that are required in connection with the lawful issuance of the Series A Preferred Stock pursuant to this Agreement shall be obtained and effective as of the Transaction Closing.

4.2.4        Merger Agreement. All conditions precedent to the Transaction Closing shall have been satisfied or waived as determined by the parties to the Merger Agreement (other than those conditions which, by their nature, are to be satisfied at the Transaction Closing, but subject to satisfaction or waiver by such party of such conditions as of the Transaction Closing).

4.2.5        Stockholders’ Agreement. Each Rollover Seller, and the other stockholders of Parent named as parties thereto shall have executed and delivered the Stockholders’ Agreement.

Article 5
MISCELLANEOUS

5.1           Termination. If the Merger Agreement is validly terminated for any reason pursuant to its terms, this Agreement will automatically terminate in its entirety.

5.2           Survival of Warranties. Unless otherwise set forth in this Agreement, the representations and warranties of Parent and the Sellers contained in or made pursuant to this Agreement shall survive the execution and delivery of this Agreement and the Transaction Closing and shall in no way be affected by any investigation or knowledge of the subject matter thereof made by or on behalf of the Sellers or Parent; provided, that if this Agreement is terminated pursuant to Section 5.1, the representations and warranties of Parent and the Sellers contained in or made pursuant to this Agreement shall terminate upon such date of termination.

5.3           Successors and Assigns. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

5.4           Governing Law. This Agreement shall be governed by the internal law of the State of Delaware, without regard to conflict of law principles that would result in the application of any law other than the law of the State of Delaware.

5.5           Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

5.6           Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

5.7           Notices. All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given upon the earlier of actual receipt, or (a) personal delivery to the party to be notified, (b) when sent, if sent by electronic mail or facsimile during normal business hours of the recipient, and if not sent during normal business hours, then on the recipient’s next business day, (c) five days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one business day after deposit with a nationally recognized overnight courier, freight prepaid, specifying next business day delivery, with written verification of receipt. All communications shall be sent to the respective parties at their address as set forth on the signature page or Schedule A, or to such e-mail address, facsimile number or address as subsequently modified by written notice given in accordance with this Section 5.7. If notice is given to Parent, a copy shall also be sent to K&L Gates LLP, 1 Park Plaza, Twelfth Floor, Irvine, CA 92614, Attention: Michael Hedge, Email: michael.hedge@klgates.com and if notice is given to the Sellers, a copy shall also be given to Dechert LLP, 300 South Tryon Street, Suite 800, Charlotte, NC, 28202, Attention: David Cosgrove, Email: david.cosgrove@dechert.com.

5.8           No Finder’s Fees. Each party represents that it neither is nor will be obligated for any finder’s fee or commission in connection with this transaction. Each Seller agrees to indemnify and to hold harmless Parent from any liability for any commission or compensation in the nature of a finder’s or broker’s fee arising out of this transaction (and the costs and expenses of defending against such liability or asserted liability) for which each Rollover Seller or any of its officers, employees or representatives is responsible. Parent agrees to indemnify and hold harmless each Seller from any liability for any commission or compensation in the nature of a finder’s or broker’s fee arising out of this transaction (and the costs and expenses of defending against such liability or asserted liability) for which Parent or any of its officers, employees or representatives is responsible.

5.9           Transaction Costs. At the Transaction Closing, Parent shall (i) pay (or reimburse the Sellers for) the reasonable fees and expenses of Dechert LLP, the counsel for the Sellers and (ii) pay (or reimburse Gen IV Investment Opportunities, LLC and/or its affiliates (collectively, “LS Power”)) for the reasonable fees and expenses incurred by LS Power, in each case, in respect of the negotiation and consummation of the Transaction Agreement and the transactions contemplated therein, in an amount not to exceed, in the aggregate, $300,000. Except for the immediately preceding sentence or as otherwise set forth in this Agreement or any other agreement between a Seller and Parent, each party hereto shall pay its own fees, costs and expenses incurred in connection herewith and the transactions contemplated hereby, including the fees, costs and expenses of its financial advisors, accountants and counsel.

5.10         Amendments and Waivers. Any term of this Agreement may be amended, terminated or waived only with the written consent of Parent and the written consent of a majority of the Sellers (such majority to be determined using the number of Transferred Shares held by such Seller as of the date of such amendment, termination or waiver); provided, that any amendments, changes or modifications to the number of Rollover Shares contributed, the number of Series A Preferred Stock issued hereunder, or the Rollover Value shall, in each case, require the written consent of each Rollover Seller. Any amendment or waiver effected in accordance with this Section 5.10 shall be binding upon the Sellers and each transferee of Series A Preferred Stock (or the Common Stock issuable upon conversion thereof), each future holder of all such securities, and Parent.

5.11         Severability. The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision.

5.12         Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any party under this Agreement, upon any breach or default of any other party under this Agreement, shall impair any such right, power or remedy of such non-breaching or non-defaulting party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

5.13         Entire Agreement. This Agreement (including the Schedules hereto), the Restated Certificate and the other Transaction Agreements constitute the full and entire understanding and agreement between the parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the parties are expressly canceled.

5.14         Specific Performance. Each of the parties hereby agrees that there is no adequate remedy at law for the damage which any party might sustain if the other party fails to perform the specific terms and conditions of this Agreement or otherwise breach its terms. Accordingly, the parties agree that in the event of any breach or threatened breach by any party of any covenant, obligation or other provision set forth in this Agreement, any other party shall be entitled, at each such party’s option, to the remedies of specific performance and an injunction or injunctions, in each case, to prevent any breaches of this Agreement and to enforce specifically the terms and provisions hereof, without proof of actual damages or otherwise, in addition to all other remedies at law or in equity available to such party.

5.15         Dispute Resolution. The parties (a) hereby irrevocably and unconditionally submit to the jurisdiction of the state courts of the State of Delaware and to the jurisdiction of the United States District Court for the District of Delaware for the purpose of any suit, action or other proceeding arising out of or based upon this Agreement, (b) agree not to commence any suit, action or other proceeding arising out of or based upon this Agreement except in the state courts of the State of Delaware or the United States District Court for the District of Delaware, and (c) hereby waive, and agree not to assert, by way of motion, as a defense, or otherwise, in any such suit, action or proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court. WAIVER OF JURY TRIAL: EACH PARTY HEREBY WAIVES ITS RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT, THE OTHER TRANSACTION AGREEMENTS, THE SECURITIES OR THE SUBJECT MATTER HEREOF OR THEREOF. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING, WITHOUT LIMITATION, CONTRACT CLAIMS, TORT CLAIMS (INCLUDING NEGLIGENCE), BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. THIS SECTION HAS BEEN FULLY DISCUSSED BY EACH OF THE PARTIES HERETO AND THESE PROVISIONS WILL NOT BE SUBJECT TO ANY EXCEPTIONS. EACH PARTY HERETO HEREBY FURTHER WARRANTS AND REPRESENTS THAT SUCH PARTY HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT SUCH PARTY KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.

5.16         Indemnification Agreement. Upon the written request of any Seller on or after the Transaction Closing, Parent shall execute an Indemnification Agreement in the form of Exhibit E attached to this Agreement with any Preferred Director (as defined in the Stockholder Agreement).

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Contribution, Rollover and Sale Agreement to be duly executed, as of the date first above written.

Parent:

FURY RESOURCES, INC.,
a Delaware corporation

By:
	Name:	Ariella Fuchs
	Title:	President and General Counsel

Address:

17503 La Cantera Parkway, Suite 104-603
San Antonio, TX 78257

[Signature Page to Amended and Restated Contribution, Rollover and Sale Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Contribution, Rollover and Sale Agreement to be duly executed, as of the date first above written.

ROLLOVER SELLERS:

[signature blocks to be inserted]

[Signature Page to Amended and Restated Contribution, Rollover and Sale Agreement]

Schedule A

Rollover Value and Rollover Sellers

Rollover Value per Rollover Share:

Rollover Share	Rollover Value
Series A Share	$1,369.21; provided, that if the Rollover and Sale Closing does not take place on or prior to September 30, 2024, such amount shall increase at an annual rate of 16% from and after such date until the Rollover and Sale Closing occurs.
Series A-1 Share	$1,277.28; provided, that if the Rollover and Sale Closing does not take place on or prior to September 30, 2024, such amount shall increase at an annual rate of 16% from and after such date until the Rollover and Sale Closing occurs.
Series A-2 Share	$1,276.99; provided, that if the Rollover and Sale Closing does not take place on or prior to September 30, 2024, such amount shall increase at an annual rate of 16% from and after such date until the Rollover and Sale Closing occurs.
Series A-3 Share	$1,137.91; provided, that if the Rollover and Sale Closing does not take place on or prior to September 30, 2024, such amount shall increase at an annual rate of 16% from and after such date until the Rollover and Sale Closing occurs.
Series A-4 Share	$1,129.53; provided, that if the Rollover and Sale Closing does not take place on or prior to September 30, 2024, such amount shall increase at an annual rate of 16% from and after such date until the Rollover and Sale Closing occurs.
New Preferred Stock	The Redemption Price determined pursuant to Section 8(a) of the New Series Certificate of Designation as of the Rollover and Sale Closing Date (determined as if this Agreement, and the other ancillary agreements to which the Sellers are parties, had not been entered into).

Rollover Sellers

Rollover Seller	Rollover Shares as of September [ ], 2024					Maximum Rollover Amount
	Series A Shares	Series A-1 Shares	Series A-2 Shares	Series A-3 Shares	Series A-4 Shares
Name: Luminus Energy Partners Master Fund, Ltd Address: c/o Luminus Management, LLC 1811 Bering Drive Suite 400 Houston, TX 77057 Attn: Jonathan Barrett E-mail: jbarrett@luminusmgmt.com	13,336	20,269	17,211	9,835	9,835	$88,427,485.00
Name: OCM HLCN HOLDINGS, L.P. Address: c/o Oaktree Capital Management, LLC 333 South Grand Avenue, 28th Floor Los Angeles, CA 90071 Attention: Jordan Mikes E-mail: jmikes@oaktreecapital.com	6,526	9,921	11,159	6,376	6,376	$50,314,480.00
Name: Gen IV Investment Opportunities, LLC Address: 1700 Broadway, 35th floor New York, NY 10019 Attention: David Chang E-mail: dchang@LS power.com	5,138	7,810	6,630	3,789	3,789	$34,068,318

Schedule B

Disclosure Schedule

Section 2.2.2

[***]

Exhibit A

Form of Certificate of Designations for New Preferred Stock

Exhibit B

Series A Preferred Stock Purchase Agreement

Exhibit C

Subscription Agreement

Exhibit D

Form of Amended and Restated Bylaws

Exhibit E

Form of Amended and Restated Certificate of Incorporation

Exhibit F

Form of Indemnification Agreement

Exhibit G

Form of Stockholders’ Agreement